Exhibit 99.1

Video battle heats up

Blockbuster threatens hostile takeover of rival if board won’t negotiate

10:51 PM CST on Tuesday, December 28, 2004

By CRAYTON HARRISON / The Dallas Morning News

Blockbuster Inc. raised the stakes Tuesday in its pursuit of rival Hollywood Entertainment Group Inc., threatening a hostile takeover if Hollywood’s board doesn’t start negotiating.

Analysts said Dallas-based Blockbuster wants to move quickly to avoid a drawn-out battle for Hollywood, which has two other suitors.

“Blockbuster is serious about what it’s trying to do,” said Arvind Bhatia, an analyst with Southwest Securities. “It’s not going to wait.”

Blockbuster began dangling $700 million in front of Hollywood last month and has said it might increase its offer if Hollywood will provide more financial information.

But Hollywood’s board has declined thus far to divulge financial details. The company won’t negotiate unless Blockbuster agrees not to offer a buyout directly to shareholders for three years, Blockbuster said.

Instead, Blockbuster announced Tuesday that it would bypass the board, taking its offer directly to shareholders by mid-January. That gives Hollywood’s board time to respond before Blockbuster begins pursuing the hostile takeover.

“They need to start acting like this is a real offer,” said Blockbuster general counsel Ed Stead.

Hollywood didn’t return calls Tuesday. Shareholders have run up the company’s stock price, indicating they think their company will eventually be worth more than Blockbuster’s offer of $11.50 per share.

Hollywood shares closed Tuesday at $13.16, up 7 cents, while Blockbuster fell 6 cents to $9.33.

Other offers

Blockbuster said it believes its offer is the best Hollywood has on the table.

The only other publicly announced bid is from buyout firm Leonard Green & Partners LP and Hollywood chairman Mark Wattles, who want to pay $10.25 per share for Hollywood. Mr. Wattles has said his bid with Leonard Green probably won’t win.

The other suitor, video-rental chain Movie Gallery Inc., said it wanted to buy Hollywood shortly after Blockbuster announced its takeover offer. Movie Gallery hasn’t publicly disclosed the terms of its offer.

Technically, Hollywood has already agreed to merge with Leonard Green. But the terms of that merger, announced in March, allowed Hollywood to consider other offers.

Leonard Green officials did not return calls Tuesday.

Thomas Johnson, a spokesman for Movie Gallery, said Blockbuster’s announcement Tuesday will not affect its bid.

“We’re doing our work and are involved in the process,” he said.

Blockbuster’s bid for Hollywood has the endorsement of financier Carl Icahn, the biggest shareholder in both companies.

Blockbuster is the largest video-rental chain, with 8,900 stores worldwide.

Hollywood’s 1,900 stores could help Blockbuster compete with other entertainment options, such as online movie rentals and video-on-demand movies on cable television.

By adding No. 2 Hollywood, Blockbuster could own more than half of the traditional video-rental market, which could lower expenses to offset the effects of tough industry conditions, said Mr. Bhatia of Southwest Securities.

If its bid succeeds, Blockbuster would probably convert some stores to its own brand and leave others as Hollywood stores, the company has said.

Tough competition

In recent years, Blockbuster’s traditional business has been declining as it has faced competition from online upstarts such as Netflix Inc.

Low-priced DVDs at retail giants such as Wal-Mart Stores Inc. have also cut into the video-rental business.

Blockbuster announced this month that it would end late-return fees for rentals to fend off competition. The company also has developed its own online offering and an in-store subscription.

And Blockbuster plans to start exchanging store credit for customers’ used DVDs and video games by the end of next year.